Exhibit 10.17
OSHKOSH CORPORATION

Summary of Cash Compensation For Non-Employee Directors

Cash compensation for non-employee members of the Board of Directors (the “Board”) of Oshkosh Corporation, effective January 1, 2011, consists of payment of the following: (i) an annual retainer of $65,000 for each non-employee director; (ii) an additional annual retainer of $150,000 for the non-employee Chairman of the Board; (iii) an additional annual retainer of $13,500 for each Board Committee on which a non-employee director serves during the calendar year; (iv) an additional annual retainer of $10,000 to the non-employee Chair of the Audit Committee and the Human Resources Committee of the Board; and (v) an additional annual retainer of $5,000 to the non-employee Chair of the Governance Committee of the Board.